Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President-Finance
Dover, Delaware, July 8, 2013	302-857-3292

DOVER MOTORSPORTS, INC. DIRECTOR

JOHN W. ROLLINS, JR. PASSES AWAY

Dover Motorsports, Inc. (NYSE: DVD) is saddened to announce the passing of long-time member of the Board of Directors John W. Rollins Jr., and wishes to express its deepest sympathies to the Rollins family.

“I have known John Rollins personally for over 60 years.” said Henry B. Tippie, Chairman of Dover Motorsports, Inc. “Ours was a truly rewarding friendship - both professionally and personally. John made his mark in business with the success of Rollins Truck Leasing Corp., where he served for decades as President and CEO before retiring in 2001. We all benefited greatly from the expertise John brought to us from his involvement with Rollins Truck Leasing and various other public & private companies founded by the Rollins family.”

“John was generous with his advice and with his friendship and made countless contributions over the years to our Board and to the Board of our affiliated company, Dover Downs Gaming & Entertainment, Inc. He will be greatly missed on many different levels.”

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Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.